UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2014

NuPathe Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34836	20-2218246
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Great Valley Parkway Suite 300 Malvern, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 232-0800

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement.

On January 7, 2014, NuPathe Inc. (“NuPathe”) and LTS Lohmann Therapy Systems Corp. (“LTS”) entered into a commercial supply and license agreement (the “Commercial Supply Agreement”) pursuant to which LTS will be the exclusive manufacturer and supplier of the patch component for Zecuity (“Patch”).  Subject to the terms and conditions of the Commercial Supply Agreement, NuPathe will purchase all of its commercial requirements of Patches from LTS and LTS will supply Patches to meet such requirements.  Under certain specified circumstances, NuPathe may qualify, and obtain Patches, from a back-up supplier.

There are no minimum purchase requirements under the Commercial Supply Agreement. At least 90 days prior to the beginning of each calendar quarter, NuPathe will deliver rolling forecasts which will include a good faith estimate of NuPathe’s Patch requirements, on a monthly basis, for such calendar quarter and the subsequent three calendar quarters (“Rolling Forecasts”).  Only the first three months of each Rolling Forecast will be binding, provided that, LTS may reject any portion of the binding forecast that exceeds the forecast for such three-month period contained in the immediately preceding Rolling Forecast by a specified percentage, or exceeds LTS’s annual capacities.  NuPathe is required to place orders for Patches in full batch amounts, on a monthly basis, at least 90 days before the month in which delivery of product is required.  As a result, NuPathe will generally be committed for 6 months of Patches.

The initial term of the Commercial Supply Agreement is 5 years from the date of delivery of the first order by LTS.  The agreement will automatically renew for successive two year periods unless notice of termination is delivered by a party at least 2 years prior to the end of the initial term or any renewal term.  Either party may terminate the agreement if the other party commits a material breach of its obligations which is not remedied within a specified period following receipt of written notice of such breach. NuPathe may also terminate the agreement upon certain specified breaches without providing LTS with an opportunity to remedy such breach and LTS may terminate the agreement if NuPathe does not order a specified minimum amount of Patches during a calendar year — such minimum amount is currently one batch.

Upon termination of the Commercial Supply Agreement (other than by NuPathe for nonrenewal or by LTS for NuPathe’s breach), LTS shall, at NuPathe’s request and for compensation to be agreed upon by the parties, provide NuPathe or its back-up supplier such information and assistance a manufacturer would reasonably require to manufacturer Patches and transfer ownership and possession of the commercial manufacturing equipment previously funded by NuPathe and used to manufacture Patches, to NuPathe or its back-up supplier.  In addition, under such circumstances, LTS grants to NuPathe, a worldwide, royalty-free license (including the right to sublicense) under applicable LTS intellectual property to use, import, sell, market and distribute, have imported, sold, marketed or distributed, Patches and the Zecuity product, and to make or have made Patches and the Zecuity product.

The foregoing is a summary description of certain terms of the Commercial Supply Agreement and, by its nature, is incomplete. The Commercial Supply Agreement also contains provisions relating to insurance, indemnification, intellectual property, confidentiality, dispute resolution, as well as other terms and conditions.  The Commercial Supply Agreement will be filed as an exhibit to the Company’s SEC filings. All readers are encouraged to read the entire text of the Commercial Supply Agreement when it is filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUPATHE INC.

	By:	/s/ Keith A. Goldan
Keith A. Goldan
SVP and Chief Financial Officer

Dated: January 9, 2014